EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is dated as of the 12th day of March, 2010 (the “Effective Date”)

BETWEEN:

NATAC BIOTECH S.L., a Spanish corporation having an address at Calle Ana de Austria, 7 ptl 2 -2D, Boadilla del Monte, Madrid, Spain.

(hereinafter called “Natac”)

OF THE FIRST PART

AND:

CALECO PHARMA INC., a Nevada corporation having an address at Suite 410 – 103 East Holly Street, National Bank Building, Bellingham, WA 98225.

(hereinafter called “Caleco”)

OF THE SECOND PART

WHEREAS:

A.          Natac owns the rights to the products set out in the attached Schedule “A” (the “Products”);

B.          Caleco desires to acquire an exclusive license to use, commercialize, market and distribute the Products in the Territory; and

C.          Natac is willing to grant an exclusive license on the Products to Caleco for such use, upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          DEFINITIONS

In this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” means any company, corporation, partnership, limited liability company, trust or other business entity that directly or indirectly controls, is controlled by, or is under common control with a designated person or entity, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“Cost of Manufacturing” means the cost recognized by the Natac from the manufacturing of the Products, calculated in accordance with International Financial Reporting Standards.

“Exclusive License” has the meaning set forth in Section 2.1 of this Agreement.

“First Commercial Sale” means the initial sale by or on behalf of Caleco of the Products to a third party.

“Improvement” means any modification or variant of the Products and/or the Technology, whether patentable or not, which, if manufactured, used, or sold, would fall within the scope of the Products and/or Technology.

“Intellectual Property” means all copyrights, patent rights, trade secret rights, trade names, trademark rights, process information, technical information, designs, drawings, inventions and all other intellectual and industrial property rights of any sort related to or associated with the Products and/or the Technology.

“Know-how” means all know-how, knowledge, expertise, inventions, works of authorship, prototypes, technology, information, know-how, materials and tools relating thereto or to the design, development, manufacture, use and commercial application associated with the Products and/or the Technology.

“Net Sales” means the gross amounts invoiced by or on behalf of Caleco, its Affiliates and their respective sublicensees for sales of the Products to third parties that are not Affiliates or sublicensees of the selling party (unless such Affiliate or sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a third party end user in an arm’s length transaction), less the following deductions, determined in accordance with Caleco’s standard accounting methods as generally and consistently applied by Caleco and without duplication, to the extend included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by Caleco, its Affiliates or sublicensees with respect to the sale of such Product: (a) normal and customary trade and quantity discounts actually allowed and property taken directly with respect to sales of Product; (b) amounts repaid or credited by reasons of defects, rejection, recalls, returns, field destroys, rebates and allowances of goods specifically identifiable to the Product; (c) chargebacks and other amounts paid on sale or dispensing of such Product; (d) amounts payable resulting from governmental, regulatory or agency mandated rebated programs; (e) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income); (f) retroactive price reductions that are actually allowed or granted; (g) cash discounts actually granted for timely payment; (h) delayed ship order credits actually granted; (i) amounts repaid or credited for uncollectible amounts on previously sold products; (j) any other specifically identifiable amounts included in gross amounts invoiced for Products, to the extent such amounts are customary exclusions from net sales calculations in the pharmaceutical industry for reasons substantially equivalent to those listed above and are reasonable in amount relate to similar deductions by Caleco in calculation net sales of its other products.

“Products” means those products described in detail in Schedule “A”.

“Reporting Quarter” means each respective period of three (3) consecutive months ending on January 31, April 30, July 31 and October 31.

“Royalty” has the meaning set out in section 4.1 of this Agreement.

“Technology” means the technology utilized by the Products developed by Natac, including all Intellectual Property, Know-How, Improvements related thereto and all related trademarks, patents, patent applications, copyrights and trade secrets.

“Territory” means all countries located in North America and South America including, but not limited to, Anguilla, Antigua and Barbuda, Argentina, Aruba, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Islands, Canada, Cayman Islands, Chile, Colombia, France Clipperton Island, Costa Rica, Cuba, Dominica, Dominican Republic, Ecuador, El Salvador, the Falkland Islands, French Guinea, Greenland, Grenada, Guadeloupe, Guatemala, Guyana, Haiti, Honduras, Jamaica, Martinique, Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Saint Barthélemy, Saint Kitts, Saint Lucia, Saint Martin, Saint Pierre and Miquelon, Saint Vincent and the Grenadines, Suriname, Trinidad and Tobago, United States of America, Uruguay and Venezuela.

“Unit” means one 10 gram package of each Product.

2.          GRANT OF EXCLUSIVE LICENSE

2.1        Natac grants to Caleco an exclusive right and license to enjoy, commercialize and exploit, use and sell the Products in the Territory.

2.2        In consideration of the grant of the Exclusive License, Caleco shall pay to Natac the Royalty.

3.          ROYALTY

3.1        Caleco shall pay to Natac a royalty (the “Royalty”) on the sale of the Products by Caleco equal to 5% of the Net Sales.

3.2        The Royalty shall be calculated and reported for each Reporting Quarter, commencing on April 30, 2010. For each Reporting Quarter, whether or not a payment is due for such reporting period, reports shall be provided to Natac fifteen (15) days after the end of each Reporting Quarter. All payments due to Natac as a result of Net Sales by Caleco under this Agreement shall be payable thirty (30) days of the end of each Reporting Quarter.

3.3        All payments hereunder shall be payable in United States dollars by wire transfer in immediately available funds to a bank and account designated in writing by Natac, unless otherwise specified in writing by Natac.

4.          RIGHT TO SUBLICENSE

4.1        Caleco shall have the right during the continuance of this Agreement to enter into agreements with other persons, firms or corporations, giving and granting to them or any of them the right to enjoy, commercialize and exploit, use and sell the Products in the Territory on such terms as Caleco shall deem proper.

4.2        Upon entering into a sub-license agreement, Caleco shall immediately provide a copy of the agreement to Natac.

5.          PRODUCT SUPPLY AND PRICES

5.1        Natac, or any third party manufacturer approved by Natac, shall manufacture and supply the Products for the sale and distribution by Caleco, its Affiliates or its sublicensees in accordance with this Article 5.

5.2        Natac, or any third party manufacturer approved by Natac, shall perform the manufacturing and supply in accordance with United States and European good manufacturing practice and shall perform quality control and quality assurance that is reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities.

5.3        The purchase of the Products by Caleco from Natac shall be governed by the following provisions:

(a)	Caleco shall place orders to purchase the Products from Natac by giving Natac written notice (each written notice being an "Order") detailing:

(i) the quantity and type of Products that Caleco wishes to purchase;

(ii) the requested delivery period for shipment of the Products ordered; and

(iii) shipping instructions and shipping address.

(b)

All purchase orders from Caleco are subject to acceptance by Natac, in its discretion, at its principal office in Madrid, Spain. Each accepted purchase order gives rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in Caleco’s purchase order.

(c)

All deliveries of the Products manufactured or supplied by Natac will be Ex Works at Natac’s manufacturing or warehouse facility, currently in Spain, or as designated in the future by Natac. All risk of damage to or loss or delay of the delivery of Products will pass to Caleco immediately after the Products are loaded onto Caleco’s carrier at the Ex Works location. Natac may, if specifically requested by Caleco, assist Caleco with shipping arrangements for the ordered Products, but at the responsibility of Caleco. Caleco will insure each shipment of Products for the full invoiced amount from the time of loading the Products onto Caleco’s carrier at the Ex Works location until Caleco has paid Natac for such Products in full. Natac will be reflected as a loss payee in the associated insurance contract.

(d)	No accepted purchase order may be modified or cancelled except by written agreement of both parties. Mutually agreed change orders will be subject to all provisions of this Agreement.

(e)	Natac shall provide the quantities and type of the Products set out in the Order to the Ex Works location with all reasonable endeavors.

(f)

The final price to be paid by Caleco for the Products purchased from Natac shall be no more than the: (i) the Cost of Manufacturing, PLUS (ii) a gross margin that is equal to the average industry standard.

(g)	For each shipment of the Products to Caleco, Caleco shall make payment in Euros to Natac no later than thirty (30) days after presentation of the invoice with respect to a shipment.

(h)	Natac shall not be obligated to ship Products against accepted orders in the event all or any portion of any outstanding account receivable from Caleco remains unpaid after its due date.

5.4        Caleco shall purchase a minimum of 300,000 Units of the Products from Natac each year commencing with the calendar year of 2011.

6.          MARKETING AND SALE OF PRODUCTS

6.1        Caleco shall be responsible for all costs associated with the development, distribution and sale of the Products in the Territory.

6.2        During the term of this Agreement, Caleco shall use commercially reasonable efforts to distribute and sell the Products in the Territory.

6.3        The First Commercial Sale of the Products in the Territory by Caleco must occur by March 31, 2011.

7.          CLINICAL TRIAL

7.1        Within one year of the Effective Date, Caleco shall at its sole expense commence and then diligently continue to pursue to completion a clinical trial or trials for the purpose of supporting the effectiveness of the Products (the “Clinical Trial”). The Clinical Trial will have a protocol designed by Caleco in compliance with rules and regulations of the United States Food and Drug Administration and acceptable to Natac. All clinical trial results from clinical trials conducted by either Caleco or Natac shall be available to both parties who may use them for their individual purposes.

8.          TITLE TO INTELLECTUAL PROPERTY / IMPROVEMENTS

8.1        The Technology included in the Products shall remain the property of Natac subject to the Exclusive License granted by this Agreement. Natac shall, upon demand, execute and deliver to Caleco such documents as may be deemed necessary by counsel for Caleco for filing in appropriate government offices to evidence the granting of the Exclusive License.

8.2        All inventions arising from a party’s activities under this Agreement, including patent applications and patents covering such inventions (collectively, “Inventions”), made solely by employees or consultants of a party to this Agreement shall be owned by such party.

8.3        All Inventions made jointly by employees or consultants of both parties (“Joint Inventions”) arising from activities under this Agreement shall be owned by Caleco. Caleco shall assume responsibility for the preparation, filing, prosecution and maintenance of all registered intellectual property covering Joint Inventions. Unless otherwise agreed, Caleco shall pay the expenses of such preparation, filing, prosecution and maintenance.

8.4        Ownership of all Inventions made jointly by employees or consultants of both parties (“Joint Inventions”) arising from activities not under this Agreement shall be determined by a separate agreement entered into by the parties.

8.5        Caleco shall have the right to brand the Products using trademarks and trade names that it determines appropriate for the Products, which may vary by country or within country (the “Product Marks”). Caleco shall register and maintain the Product Marks in the countries and regions it determines as reasonably necessary. Caleco shall own all Product Marks in the countries located in the Territory. Caleco and Natac shall jointly own all Product Marks in the countries located outside the Territory.

9.          TECHNICAL ASSISTANCE

9.1        Natac shall, at Caleco’s request and expense, provide technical assistance to Caleco within fifteen (15) days of a request by Caleco to provide such assistance.

9.2        Upon Caleco’s request, Natac shall provide to Caleco its technical and scientific information of the Products and/or the Technology to assist Caleco in its commercialization, development, distribution and sale of the Products and/or the Technology. Natac shall only be required to provide Caleco with such information that is already in the public domain.

10.        INFRINGEMENT OF THIRD PARTY PATENTS OR TRADEMARKS

10.1      If any complaint alleging infringement or violation of any Trademark or other proprietary rights is made against Natac or its customers, licensees or sub-licensees in respect of the manufacture, use or sale of Products in any country in the Territory, then the following procedure shall be adopted. Caleco shall promptly upon receipt of any such complaint notify Natac of same, and shall throughout the pendency of such complaint keep Natac fully informed of the actions and positions taken by the complainant and taken and proposed to be taken by Caleco. Natac may elect to participate formally in any litigation involving the complaint, to the extent that the court permits, but any additional expenses generated by such formal participation shall be borne entirely by Natac (subject to the possibility of recovery of some or all of such additional expenses from the complainant).

11.        TERM AND TERMINATION

11.1      The Exclusive License will be for a term of twenty years (the “Term”) from the date this Agreement is executed, unless sooner terminated in accordance with the provisions of this Agreement.

12.        DEFAULT

12.1      If Caleco is in default of any material obligation under this Agreement, then Natac may give notice of default (a “Notice of Licensee Default”) to Caleco. Upon receipt of a Notice of Licensee Default and subject to Caleco’s right to arbitrate a dispute as to a default, Caleco will have a period in which to remedy the default (a “Licensee Remedy Period”). Caleco Remedy Period will equal thirty (30) days if the default relates to non-payment of the Royalty. Caleco Remedy Period will equal sixty (60) days in any other case.

12.2      If Caleco disputes that it is in default, it may give a notice to arbitrate to Natac (a “Notice to Arbitrate”). A Notice to Arbitrate must be given within the applicable Licensee Remedy Period. If Caleco delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and Caleco Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that Caleco is not in default of its obligations under this Agreement, then Caleco will be deemed not to be in default of its obligations under this Agreement. If the arbitrator determines that Caleco is in default of its obligations under this Agreement, then Caleco Remedy Period will be deemed to re-commence on the date of the decision of the arbitrator and Caleco will have either thirty (30) or sixty (60) days, as applicable, to remedy the default.

12.3      If Caleco fails to remedy a default within the applicable Licensee Remedy Period, then the Exclusive License will terminate and Caleco will pay the costs of the arbitration.

12.4      If Natac is in default of any material obligation under this Agreement, then Caleco may give notice of default (a “Notice of Licensor’s Default”) to Natac. Upon receipt of a Notice of Licensor’s Default and subject to Natac’s right to arbitrate a dispute as to a default, Natac will have a period of sixty (60) days in which to remedy the default (an “Licensor’s Remedy Period”).

12.5      If Natac disputes that it is in default, Natac may give a notice to arbitrate to Caleco (a “Notice to Arbitrate”). A Notice to Arbitrate must be given within the applicable Licensor’s Remedy Period. If Natac delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and Natac’s Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that Natac is not in default of its obligations under this Agreement, then Natac will be deemed not to be in default of their obligations under this Agreement. If the arbitrator determines that Natac is in default of its obligations under this Agreement, then Natac’s Remedy Period will be deemed to commence on the date of the decision of the arbitrator and Natac will have thirty (30) to remedy the default.

12.6      If Natac fails to remedy a default within the applicable Licensor’s Remedy Period, then the obligation of Caleco to pay the Royalty will be suspended until such time as the default is remedied by Natac, provided that Caleco will be entitled to deduct any damages arising from the default from any future payment of the Royalty, and Natac will pay the costs of the arbitration.

13.        ARBITRATION OF DISPUTES

13.1      Arbitration of any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, the parties renounce expressly to any other applicable jurisdiction, and submit to arbitration of law before the International Chamber of Commerce of Paris. Any matter presented for arbitration will be settled by arbitration proceedings conducted by one arbitrator. The decision of the arbitrator as to any matter in dispute under this Agreement will be binding and conclusive upon the parties. The decision of the arbitrators will be rendered in writing and will include the basis for the decision. Execution of the judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

14.        ASSIGNMENT

14.1      Subject to approval of Natac, which approval shall not be unreasonably withheld, Caleco shall have the right to assign its entire interest in the Agreement, subject to the provision:

(a)	If the assignment is for cash consideration only, with no royalty payable, Caleco will be entitled to retain 90% of the cash payment with 10% being paid to Natac; and

(b)

If the assignment is for cash consideration and a royalty payment, Caleco will be entitled to retain 90% of the cash consideration and royalty payment with 10% of the cash consideration and royalty payment being paid to Natac.

14.2      Natac shall have the right to assign its interest or partial interest in the Agreement to a third party.

14.3      The assigning party shall provide the other party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor from liability hereunder. Any attempted assignment in contravention of the foregoing shall be void.

15.        CONFIDENTIALITY

15.1      For the purposes of this Article, the following terms shall have the meanings set forth below:

(a)

“Natac Information” means all information, other than information in published form or expressly designated by Natac as non-confidential, which is directly or indirectly disclosed to Caleco or embodied in the Products and the Technology provided or manufactured by or for Natac, regardless of the form in which it is disclosed, relating in any way to Natac’s markets, customers, products, patents or other intellectual property rights, inventions, procedures, methods, know-how, designs, customers, customer lists, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors, or business in general.

(b)

“Caleco Information” means all information, other than information in published form or expressly designated by Caleco as non-confidential, which is directly or indirectly disclosed to Natac or embodied in the Products and the Technology provided or manufactured by or for Caleco, regardless of the form in which it is disclosed, relating in any way to Caleco’s markets, customers, products, patents or other intellectual property rights, inventions, procedures, methods, know-how, designs, customers, customer lists, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors, or business in general.

15.2      Caleco agrees to hold in strict confidence and not to use, disseminate or disclose any Natac Information, both during and after the term of this Agreement, for any purpose other than as permitted or required for performance by Caleco hereunder. Nothing herein will prevent Caleco from using, disclosing or authorizing the disclosure of any Natac Information: (i) which is, or hereafter becomes, part of the public domain; (ii) to file, prosecute or defend litigation in accordance with the provisions of this Agreement; or (ii) to comply with applicable laws, regulations (including those of the United States Securities Exchange Commission) or court orders. Caleco understands and agrees that the remedies at law would be inadequate in the case of any breach of the covenants contained in this Section and agrees that Natac will be entitled to equitable relief, including the remedy of specific performance, without posting of bond or other security, with respect to any breach or attempted breach of such covenants.

15.3      Natac agrees to hold in strict confidence and not to use, disseminate or disclose any Caleco Information, both during and after the term of this Agreement, for any purpose other than as permitted or required for performance by Natac hereunder. Nothing herein will prevent Natac from using, disclosing or authorizing the disclosure of any Caleco Information: (i) which is, or hereafter becomes, part of the public domain; (ii) to file, prosecute or defend litigation in accordance with the provisions of this Agreement; or (ii) to comply with applicable laws, regulations (including those of the United States Securities Exchange Commission) or court orders. Natac understands and agrees that the remedies at law would be inadequate in the case of any breach of the covenants contained in this Section and agrees that Caleco will be entitled to equitable relief, including the remedy of specific performance, without posting of bond or other security, with respect to any breach or attempted breach of such covenants.

15.4      Any press releases or other public announcements related to this Agreement shall be reviewed in advance by, and subject to the approval of, both parties; provided, however, that either party may, without the consent of the other, (i) disclose the existence and general subject matter of this Agreement without the other party’s approval; and (ii) disclose the terms of this Agreement as required to comply with applicable securities laws.

16.        INDEMNIFICATION

16.1      Natac shall indemnify, hold harmless, defend and protect Caleco and its Affiliates, sublicensees, successors, assigns, employees, representatives and agents (“Caleco Indemnitees”) from and against any and all claims, causes of action, costs, expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys’ fees) (“Losses”) imposed upon Caleco Indemnitees by a third party arising out of or resulting from (i) the manufacturing and supply of the Products by Natac; (ii) any defect in the Products manufactured and supplied by Natac; (iii) Natac’s performance under this Agreement, (iv) a breach of any of its warranties or obligations under this Agreement, or (v) any negligence, fraud, willful default, or breach of statutory duty of or by Natac, its officers, employees, agents or contractors by Natac.

16.2      Caleco shall indemnify, hold harmless, defend and protect Licensor and its Affiliates, successors, assigns, employees, representatives and agents (“Natac Indemnitees”), from and against any and all Losses imposed upon Natac Indemnitees by a third party arising out of or resulting from (i) the sale of the Products under this Agreement by Caleco; (ii) Caleco’s performance under this Agreement; (iii) a breach of any of its warranties or obligations under this Agreement, or (iv) any negligence, fraud, willful default, or breach of statutory duty of or by Caleco, its officers, employees, agents or contractors.

16.3      In no event shall either party to this Agreement be liable to the other (including its officers, directors, employees and/or agents) for any indirect, special, incidental or consequential damages whatsoever, including, without limitation, damages in the nature of lost profits or business interruption, whether arising in contract (including fundamental breach), tort (including negligence) or otherwise, even if the other party was advised of the possibility of such damages, or whether such damages were foreseeable.

17.        INSURANCE

17.1      Upon delivery of the Products to Caleco, Caleco shall obtain and maintain, at its sole cost and expense, general liability insurance in connection with the sale and distribution of the Products in the Territory in amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit Caleco’s liability with respect to its indemnification obligations hereunder.

17.2      Upon delivery of the Products to Caleco, Natac shall obtain and maintain, at its sole cost and expense, general liability insurance in connection with the manufacture and supply of the Products in amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities, designating Caleco as an additional insured under such insurance. It is understood and agreed that this insurance shall not be construed to limit Natac’s liability with respect to its indemnification obligations hereunder.

17.3      Each party will, except to the extent self insured, provide to the other party upon request a certificate evidencing the insurance such party is required to obtain and keep in force under this Section 17.3. Each party will notify the other party at least thirty (30) days’ prior to the expiration or cancellation of such insurance, or any reduction in coverage thereunder.

18.        REPRESENTATIONS AND WARRANTIES

18.1        Natac represents and warrants to Caleco that:

(a)

The execution and delivery of this Agreement by Natac has been duly authorized. The person executing this Agreement on behalf of Natac has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of Natac and is enforceable against Natac in accordance with its terms;

(b)

Natac warrants that the Technology and Products are genuine and valid, that it has sole title to them, and full right, authority and power to enter into this Agreement, and that it shall indemnify and save harmless Caleco against any and all rights and contracts that may be held or claimed by others;

(c)

Natac is not aware of any pending or threatened litigation (and has not received communications) that alleges that such party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any other person; and

(d)	All necessary consents, approvals, authorizations of all government authorities and other persons or entitles required to be obtained by such party in connection with the Agreement have been obtained.

18.2        Caleco represents and warrants to Natac that:

(a)	Caleco is a corporation that is duly formed, organized, validly existing and in good standing under the laws of its jurisdiction of formation; and

(b)

The execution and delivery of this Agreement by Caleco has been duly authorized. The person executing this Agreement on behalf of Caleco has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of Caleco and is enforceable against Caleco in accordance with its terms.

19.          MISCELLANEOUS PROVISIONS

19.1        No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy hereby provided, shall be effective for any purpose unless specifically set forth in writing, signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

19.2        This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada.

19.3        The headings are inserted solely for convenience of reference and shall not be deemed to restrict or modify the meaning of the Articles to which they pertain.

19.4        This Agreement constitutes the entire agreement between the parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.

This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by all parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its consent in writing.

19.5        The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

19.6        In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

19.7        In the event of an inability or failure by any party by reason of any fire, explosion, war, riot, strike, walk-out, labour controversy, flood, shortage of water, power, labour transportation facilities or necessary materials or supplies, default or power failure of carriers, breakdown in or the loss of production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the party, then the party shall not be liable to the other party and will not be deemed to be in default during the period and to the extent of such inability or failure.

19.8        Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:

(a)	Delivered personally;

(b)	Sent by prepaid courier service or mail;

(c)	Sent prepaid by telecopiers, fax, telex or other similar means of electronic communication; or

(d)	Addressed to the relevant party at the address/fax number shown for that party at the beginning of this Agreement.

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or, if sent by telex, fax, telecopier or other electronic communication, on the first business day thereafter, or if sent by mail on the third business day thereafter. Any party may change any particulars of its address/fax number for notice by notice to the others in the manner above described.

19.9        Time shall be of the essence of this Agreement.

19.10      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19.11      The relationship between Natac and Caleco is, and during the term of this Agreement shall be that of independent contractors. No party shall be deemed a legal representative or agent of the other party for any purpose and shall have no right or authority to assume or create in writing or otherwise, any obligation of any kind, express or implied, with respect to any commitments, in the name of the other party or on behalf of the other party, unless given with the express written authority of such party. Furthermore, the relationship among Natac and Caleco hereunder shall not constitute a joint venture, general partnership or similar arrangement.

19.12      This agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement and as of the date and year first above written.

NATAC BIOTECH S.L.	CALECO PHARMA CORP.
by its authorized signatory	by its authorized signatory:

/s/ Lourdes Márquez Ortiz	/s/ John Boschert
Signature of Authorized Signatory	Signature of Authorized Signatory

Lourdes Márquez Ortiz	John Boschert
Name of Authorized Signatory	Name of Authorized Signatory

President	President
Position of Authorized Signatory	Position of Authorized Signatory

SCHEDULE A

to that Exclusive License Agreement dated as of March 12, 2010

LIST OF PRODUCTS

Product Code	Product Identifying Number	Description of Product
AOF	N10500101	Antioxidant formula
AH-FLO	N10500501	Cardiovascular health extract
JHF	N10500201	Herbal formula for joint health
HGF	N10500301	Formula for reduction of a chronic disease risk factor
NB-VAL40	N10500401	Sedative formula based in valerian extract